Exhibit 99.1

CROSS COUNTRY HEALTHCARE, INC.

2020 OMNIBUS INCENTIVE PLAN

EFFECTIVE MAY 19, 2020

CROSS COUNTRY HEALTHCARE, INC.

2020 OMNIBUS INCENTIVE PLAN

(Effective May 19, 2020)

ARTICLE I
PURPOSE

The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Employees, Consultants and Non-Employee Directors incentive awards to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1        “Acquisition Event” means a merger or consolidation in which the Company is not the surviving entity, any transaction that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or the sale or transfer of all or substantially all of the Company’s assets.

2.2        “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (d) any corporation, trade or business (including, without limitation, a partnership or limited liability company) that directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and that is designated as an “Affiliate” by resolution of the Committee.

2.3        “Appreciation Award” means any Award under the Plan of any Stock Option, Stock Appreciation Right or Other Stock-Based Award, provided that such Other Stock-Based Award is based on the appreciation in value of a share of Common Stock in excess of an amount equal to at least the Fair Market Value of the Common Stock on the date such Other Stock-Based Award is granted.

2.4        “Award” means any award under the Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Performance Share, Other Stock-Based Award or Performance-Based Cash Award. All Awards shall be evidenced by, and subject to the terms of, a written agreement executed by the Company and the Participant. Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

2.5        “Board” means the Board of Directors of the Company.

2.6        “Cause” means with respect to a Participant’s Termination of Employment or Termination of Consultancy from and after the date hereof, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to: (i) a Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) perpetration by a Participant of an illegal act that could cause significant economic injury to the Company; (iii) a Participant’s insubordination, dishonesty, fraud, incompetence, moral turpitude, misconduct, refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of his or her duties for the Company or an Affiliate as determined by the Committee in its sole discretion; or (iv) continuing willful and deliberate failure by the Participant to perform the Participant’s duties in any material respect, provided that the Participant is given notice and an opportunity to effectuate a cure as determined by the Committee; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

2.7        “Change in Control” has the meaning set forth in Section 13.2.

2.8        “Change in Control Price” has the meaning set forth in Section 13.1.

2.9        “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.10        “Committee” means a committee or subcommittee of the Board appointed from time to time by the Board, which committee or subcommittee shall consist of two or more non-employee directors, each of whom is intended to be, (i) to the extent required by Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, a “non-employee director” as defined in Rule 16b-3; and (ii) an “independent director” as defined under Nasdaq Listing Rule 5605(a)(2) or such other applicable stock exchange rule. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.11        “Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

2.12        “Company” means Cross Country Healthcare, Inc., a Delaware corporation, and its successors by operation of law.

2.13        “Consultant” means any natural person who provides bona fide consulting or advisory services to the Company or its Affiliates pursuant to a written agreement, which are not in connection with the offer and sale of securities in a capital-raising transaction, and do not, directly or indirectly, promote or maintain a market for the Company’s or its Affiliates’ securities.

2.14        “Detrimental Activity” means:

(a)            disclosing, divulging, furnishing or making available to anyone at any time, except as necessary in the furtherance of Participant’s responsibilities to the Company or any of its Affiliates, either during or subsequent to Participant’s service relationship with the Company or its Affiliates, any knowledge or information with respect to confidential or proprietary information, methods, processes, plans or materials of the Company or any of its Affiliates, or with respect to any other confidential or proprietary aspects of the business of the Company or any of its Affiliate, acquired by the Participant at any time prior to the Participant’s Termination;

(b)            any activity while employed or performing services that results, or if known could reasonably be expected to result, in the Participant’s Termination that is classified by the Company as a termination for Cause;

(c)            (i) directly or indirectly soliciting, enticing or inducing any employee of the Company or of any of its Affiliates to be employed by an person, firm or corporation that is, directly or indirectly, in competition with the business or activities of the Company or any of its Affiliates; (ii) directly or indirectly approaching any such employee for these purposes; (iii) authorizing or knowingly approving the taking of such actions by other persons on behalf of any such person, firm or corporation, or assisting any such person, firm or corporation in taking such action; (iv) directly or indirectly soliciting, raiding, enticing or inducing any person, firm or corporation (other than the U.S. Government or its agencies) who or which is, or at any time from and after the date of grant of the Award was, a customer of the Company or of any of its Affiliates to become a customer for the same or similar products or services that it purchased from the Company or any of its Affiliates, or any other person, firm or corporation, or approaching any such customer for such purpose or authorize or knowingly approving the taking of such actions by any other person; or

(d)            a material breach of any agreement between the Participant and the Company or an Affiliate (including, without limitation, any employment agreement or noncompetition or nonsolicitation or confidentiality agreement). Unless otherwise determined by the Committee at grant, Detrimental Activity shall not be deemed to occur after the end of the one-year period following the Participant’s Termination.

For purposes of subsections (a), (c) and (d) above, the Chief Executive Officer of the Company has the authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization.

2.15        “Disability” means a disability which would qualify as such under the Company’s long-term disability plan. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, with respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Disability, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

2.16        “Disparagement” means making comments or statements to the press, the Company’s or its Affiliates’ employees, consultants or any individual or entity that could reasonably be expected to adversely affect in any manner: (a) the conduct of the business of the Company or its Affiliates (including, without limitation, any products or business plans or prospects); or (b) the business reputation of the Company or its Affiliates, or any of their products, or their past or present officers, directors or employees.

2.17        “Eligible Employee” means each employee of the Company or an Affiliate.

2.18        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder. Any references to any section of the Exchange Act shall also be a reference to any successor provision.

2.19        “Exercisable Awards” has the meaning set forth in Section 4.2(d).

2.20        “Fair Market Value” means, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded; or (b) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted. If the Common Stock is not traded, listed or otherwise reported or quoted, then Fair Market Value means the fair market value of the Common Stock as determined by the Committee in good faith in whatever manner it considers appropriate taking into account the requirements of Section 422 of the Code or Section 409A of the Code, as applicable. For purposes of the grant of any Award, the applicable date shall be the trading day on which the Award is granted, or if such grant date is not a trading day, the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Company or, if not a day on which the applicable market is open, the next day that it is open.

2.21        “Family Member” means “family member” as defined in Section A.1.(5) of the general instructions of Form S-8, as may be amended from time to time.

2.22        “Full Value Awards” has the meaning set forth in Section 4.4.

2.23        “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries or its Parent (if any) under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.24        “Limited Stock Appreciation Right” has the meaning set forth in Section 7.5.

2.25        “Non-Employee Director” means a director of the Company who is not an active employee of the Company or an Affiliate.

2.26        “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not an Incentive Stock Option.

2.27        “Non-Tandem Stock Appreciation Rights” has the meaning set forth in Section 7.3.

2.28        “Other Extraordinary Event” has the meaning set forth in Section 4.2(b).

2.29        “Other Stock-Based Award” means an Award under Article X of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, a restricted stock unit or an Award valued by reference to an Affiliate.

2.30        “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.31        “Participant” means an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been granted pursuant to the Plan.

2.32        “Performance-Based Cash Award” shall mean a cash Award under Article XI that is payable or otherwise based on the attainment of certain pre-established Performance Goals during a Performance Period.

2.33        “Performance Goal” shall mean the performance goals described on Exhibit A.

2.34        “Performance Period” means each fiscal year of the Company or such other period (as determined by the Committee in its sole discretion) over which the attainment of Performance Goals is measured.

2.35        “Performance Share” means an Award made pursuant to Article IX of the Plan of the right to receive Common Stock or cash of an equivalent value at the end of a specified Performance Period.

2.36        “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, incorporated organization, governmental or regulatory or other entity.

2.37        “Plan” means this Cross Country Healthcare, Inc. 2020 Omnibus Incentive Plan, as amended from time to time.

2.38        “Reference Stock Option” has the meaning set forth in Section 7.1.

2.39        “Restricted Stock” means a share of Common Stock issued under the Plan that is subject to restrictions under Article VIII.

2.40        “Restriction Period” has the meaning set forth in Section 8.3(a).

2.41        “Retirement” means a voluntary Termination of Employment or Termination of Consultancy at or after age 65 or such earlier date after age 50 as may be approved by the Committee, in its sole discretion, at the time of grant, or thereafter, except that Retirement shall not include any Termination with or without Cause. With respect to a Participant’s Termination of Directorship, Retirement means the failure to stand for reelection or the failure to be reelected on or after a Participant has attained age 65 or, with the consent of the Board, before age 65 but after age 50.

2.42        “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.43        “Section 409A Covered Award” has the meaning set forth in Section 16.14.

2.44        “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury regulations thereunder.

2.45        “Section 4.2 Event” has the meaning set forth in Section 4.2(b).

2.46        “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

2.47        “Stock Appreciation Right” means the right pursuant to an Award granted under Article VII. A Tandem Stock Appreciation Right shall mean the right to surrender to the Company all (or a portion) of a Stock Option in exchange for a number of shares of Common Stock and/or cash (as determined by the Committee, in its sole discretion, on the date of grant) equal to the difference between (a) the Fair Market Value on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), and (b) the aggregate exercise price of such Stock Option (or such portion thereof). A Non-Tandem Stock Appreciation Right shall mean the right to receive a number of shares of Common Stock and/or cash (as determined by the Committee, in its sole discretion, on the date of grant) equal to the difference between (i) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (ii) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

2.48        “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Employees, Non-Employee Directors or Consultants pursuant to Article VI.

2.49        “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.50        “Tandem Stock Appreciation Rights” has the meaning set forth in Section 7.1.

2.51        “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.52        “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.53        “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity that is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Consultancy in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter.

2.54        “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.55        “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity that is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Employment in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter.

2.56        “Transfer” means anticipate, alienate, attach, sell, assign, pledge, encumber, charge, hypothecate or otherwise transfer and “Transferred” has a correlative meaning.

ARTICLE III
ADMINISTRATION

3.1        The Committee. The Plan shall be administered and interpreted by the Committee.

3.2        Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Employees, Consultants and Non-Employee Directors: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock, (iv) Performance Shares; (v) Other Stock-Based Awards and (vi) Performance-Based Cash Awards. In particular, the Committee shall have the authority:

(a)            to select the Eligible Employees, Consultants and Non-Employee Directors to whom Awards may from time to time be granted hereunder;

(b)            to determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Eligible Employees, Consultants or Non-Employee Directors;

(c)            to determine, in accordance with the terms of the Plan, the number of shares of Common Stock to be covered by each Award granted hereunder;

(d)            to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);

(e)            to determine whether, to what extent and under what circumstances grants of Options and other Awards under the Plan are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of the Plan;

(f)            subject to Section 6.3(h), to determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock under Section 6.3(d);

(g)            to determine whether, to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant in any case, in a manner intended to comply with Section 409A of the Code;

(h)            to determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(i)            to determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award; and

(j)            generally, to exercise such powers and to perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.

3.3        Guidelines. Subject to Article XIV, the Committee shall, in its sole discretion, have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may, in its sole discretion, correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may, in its sole discretion, adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions. The Plan is intended to comply with the applicable requirements of Rule 16b-3 and the Plan shall be limited, construed and interpreted in a manner so as to comply therewith.

3.4        Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company and all employees and Participants and their respective heirs, executors, administrators, successors and assigns.

3.5        Procedures. If the Committee is appointed, the Board shall designate one of the members of the Committee as chairman and the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable, including, without limitation, by telephone conference or by written consent to the extent permitted by applicable law. A majority of the Committee members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all the Committee members in accordance with the By-Laws of the Company shall be as fully effective as if it had been made by a vote at a meeting duly called and held. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.6        Designation of Consultants/Liability.

(a)            The Committee may, in its sole discretion, designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority, to the extent permitted by law, to officers to grant Awards and/or execute agreements or other documents on behalf of the Committee, provided that officer who has authority to grant Awards may not grant Awards to himself or herself.

(b)            The Committee may, in its sole discretion, employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated pursuant to subsection (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer of the Company or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

3.7        Indemnification. To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each officer or employee of the Company or any Affiliate and member or former member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such officer’s, employee’s, member’s or former member’s fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the officers, employees, directors or members or former officers, directors or members may have under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her under the Plan.

ARTICLE IV
SHARE LIMITATION

4.1        Shares.

(a)                  General Limitations. The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted under the Plan shall not exceed 3,000,000 shares (subject to any increase or decrease pursuant to Section 4.2), which may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. If any Award granted under the Plan expires, terminates, is canceled or is forfeited for any reason, the number of shares of Common Stock underlying any such Award shall again be available for the purpose of Awards under the Plan, as provided in this Section 4.1(a). If a Tandem Stock Appreciation Right or a Limited Stock Appreciation Right is granted in tandem with an Option, such grant shall only apply once against the maximum number of shares of Common Stock that may be issued under the Plan. Notwithstanding anything herein to the contrary, other than with respect to Incentive Stock Options, any share of Common Stock subject to an award that again becomes available for grant pursuant to this Section 4.1(a) shall be added back to the maximum aggregate limit. The number of shares of Common Stock available for the purpose of Awards under the Plan shall be reduced by (i) the total number of Stock Options or Stock Appreciation Rights exercised, regardless of whether any of the shares of Common Stock underlying such Awards are not actually issued to the Participant as the result of a net settlement, and (ii) any shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any Award. In addition, the Company may not use the cash proceeds it receives from Stock Option exercises to repurchase shares of Common Stock on the open market for reuse under this Plan. Awards that may be settled solely in cash shall not be deemed to use any shares of Common Stock which may be issued under this Plan.

(b)                  Individual Participant Limitations.

(i)       The maximum number of shares of Common Stock subject to any Award of Stock Options, Stock Appreciation Rights or shares of Restricted Stock for which the grant of such Award or the lapse of the relevant Restriction Period is subject to the attainment of Performance Goals in accordance with Section 8.3(a)(ii), which may be granted under the Plan during any fiscal year of the Company to each Eligible Employee or Consultant shall be 300,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all types of Awards does not exceed 600,000 (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Eligible Employee’s or Consultant’s individual share limitations for both Stock Appreciation Rights and Stock Options.

(ii)     The maximum number of shares of Common Stock subject to any Award of Stock Options (other than Incentive Stock Options), Stock Appreciation Rights, Performance Shares or Other Stock-Based Awards that may be granted under the Plan during any fiscal year of the Company to each Non-Employee Director shall be 100,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 4.2), provided that the maximum number of shares of Common Stock for all types of Awards does not exceed 250,000 (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company. If a Tandem Stock Appreciation Right is granted or a Limited Stock Appreciation Right is granted in tandem with a Stock Option, it shall apply against the Non-Employee Director’s individual share limitations for both Stock Appreciation Rights and Stock Options.

(iii)    There are no annual individual Eligible Employee or Consultant share limitations on Restricted Stock for which the grant of such Award or the lapse of the relevant Restriction Period is not subject to attainment of Performance Goals in accordance with Section 8.3(a)(ii).

(iv)  The maximum number of shares of Common Stock subject to any Award of Performance Shares that may be granted under the Plan during any fiscal year of the Company to each Eligible Employee or Consultant shall be 250,000 (which shall be subject to any further increase or decrease pursuant to Section 4.2) with respect to any fiscal year of the Company. Each Performance Share shall be referenced to one share of Common Stock and shall be charged against the available shares under the Plan at the time the unit value measurement is converted to a referenced number of shares of Common Stock in accordance with Section 9.1.

(v)      The aggregate amount of compensation to be paid to any one Participant in respect of any Performance-Based Cash Award, and granted to such Participant in any one calendar year, shall not exceed $3,000,000. The aggregate grant date fair value of Awards granted to any one Non-Employee Director in any one calendar year, shall not exceed $350,000.

4.2        Changes.

(a)                  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, (vi) any Section 4.2 Event, (vii) any Other Extraordinary Event, or (viii) any other corporate act or proceeding.

(b)                  Subject to the provisions of Section 4.2(d), if there shall occur any such change in the capital structure of the Company by reason of any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the Plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing (a “Section 4.2 Event”), then (i) the aggregate number and/or kind of shares that thereafter may be issued under the Plan, (ii) the number and/or kind of shares or other property (including cash) to be issued upon exercise of an outstanding Award or under other Awards granted under the Plan, (iii) the purchase price thereof, and/or (iv) the individual Participant limitations set forth in Section 4.1(b) (other than those based on cash limitations) shall be appropriately adjusted. In addition, subject to Section 4.2(d), if there shall occur any change in the capital structure or the business of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), including, without limitation, by reason of any extraordinary dividend (whether cash or stock), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of stock, or any sale or transfer of all or substantially all the Company’s assets or business, then the Committee, in its sole discretion, may adjust any Award and make such other adjustments to the Plan. Any adjustment pursuant to this Section 4.2 shall be consistent with the applicable Section 4.2 Event or the applicable Other Extraordinary Event, as the case may be, and in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, Participants under the Plan. Any such adjustment determined by the Committee shall be final, binding and conclusive on the Company and all Participants and their respective heirs, executors, administrators, successors and permitted assigns. In connection with any Section 4.2 Event, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Awards and payment in cash or other property in exchange therefor. Except as expressly provided in this Section 4.2 or in the applicable Award agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event.

(c)                   Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or Section 4.2(b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

(d)                  In the event of an Acquisition Event, the Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options or Stock Appreciation Rights or any Other Stock Based Award that provides for a Participant elected exercise (“Exercisable Awards”) effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to exercise his or her Exercisable Awards that are then outstanding to the extent vested as of the date on which such notice of termination is delivered (or, at the discretion of the Committee, without regard to any limitations on exercisability otherwise contained in the Award agreements) but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void. If the Acquisition Event does take place after giving such notice, an Exercisable Award not exercised prior to the date of the consummation of the Acquisition Event shall be forfeited simultaneously with the consummation of the Acquisition Event. For the avoidance of doubt, in the event of an Acquisition Event, the Committee may, in its sole discretion, terminate any Exercisable Award for which the exercise price is equal to or exceeds the Fair Market Value without payment of consideration therefor.

If an Acquisition Event occurs but the Committee does not terminate the outstanding Exercisable Awards pursuant to this Section 4.2(d), then the applicable provisions of Section 4.2(b) and Article XIII shall apply.

4.3        Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.

4.4        Minimum Restriction and Vesting Period. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award granted to a Participant, except a Non-Employee Director, of Restricted Stock, Performance Shares, Performance Units, or Other Stock-Based Award that is not an Appreciation Award (collectively, “Full-Value Awards”), (i) the Restriction Period with respect to any such Award of Restricted Stock, (ii) the vesting period with respect to any such Award of Performance Shares and (iii) the vesting period with respect to any such Other Stock-Based Award that is payable in shares of Common Stock shall be no less than (A) one year, if the lapsing of restrictions or vesting of the Full-Value Award is based (in whole or in part) on the attainment of one or more Performance Goals, and (B) three years, if the lapsing of restrictions or vesting of the Full-Value Award is based solely on the continued performance of services by the Participant (with the restrictions thereto lapsing or the Full-Value Award becoming vested as to no more than one-third (1/3rd) of the Common Stock subject thereto on each of the first and second anniversaries of the date of grant). In addition, notwithstanding any other provision of the Plan to the contrary, with respect to any Appreciation Award granted to a Participant, except a Non-Employee Director, the vesting schedule shall be no less than in three equal annual installments on the first, second and third anniversaries of the date of grant. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award granted to a Non-Employee Director, (1) the Restriction Period with respect to any such Award of Restricted Stock, (2) the vesting period with respect to any such Award of Performance Shares or Appreciation Awards and (3) the vesting period with respect to any such Other Stock-Based Award that is payable in shares of Common Stock shall be no less than one year; provided that if such Award is granted in conjunction with an annual meeting of the Company’s shareholders, the one-year requirement shall be deemed satisfied if the vesting date is on or after the next annual meeting of the Company’s shareholders, so long as such next meeting is at least 50 weeks after the date of grant. Notwithstanding the foregoing, (a) the Committee may (at the time of grant or thereafter) provide for the earlier lapsing of restrictions or the vesting of any Award in the event of a Change of Control, a Participant’s retirement, death or Disability, and (b) subject to the limitations set forth in Section 4.1(a), Awards may be granted that are not subject to the foregoing limitations with respect to up to five percent (5%) of the total number of Shares reserved for Awards under the Plan pursuant to Section 4.1(a).

4.5        Dividends and Dividend Equivalents. Notwithstanding any other provision of the Plan to the contrary, any rights granted hereunder to a Participant under an Award to receive or retain dividends or dividend equivalents unless otherwise determined by the Committee at the time of grant, with respect to the shares of Common Stock underlying such Award, shall be subject to the same vesting and/or forfeiture conditions (performance-based, service-based or otherwise) as are applicable to such Award.

ARTICLE V
ELIGIBILITY AND GENERAL REQUIREMENTS FOR AWARDS

5.1        General Eligibility. All Eligible Employees, Consultants, Non-Employee Directors and prospective employees and consultants of the Company and its Affiliates are eligible to be granted Awards, subject to the terms and conditions of the Plan. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion. Notwithstanding anything herein to the contrary, no Award under which a Participant may receive shares of Common Stock may be granted under this Plan to an Eligible Employee, Consultant or Non-Employee Director of any Affiliate if such shares of Common Stock does not constitute “service recipient stock” for purposes of Section 409A of the Code with respect to such Eligible Employee, Consultant or Non-Employee Director unless such Award is structured in a manner intended to comply with, or be exempt from, Section 409A of the Code.

5.2        Incentive Stock Options. Notwithstanding anything herein to the contrary, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee in its sole discretion.

5.3        General Requirement. The vesting and exercise of Awards granted to a prospective employee or consultant is conditioned upon such individual actually becoming an Eligible Employee or Consultant.

ARTICLE VI
STOCK OPTIONS

6.1        Options. Each Stock Option granted under the Plan shall be one of two types: (a) an Incentive Stock Option; or (b) a Non-Qualified Stock Option.

6.2        Grants. The Committee shall, in its sole discretion, have the authority to grant to any Eligible Employee (subject to Section 5.2) Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall, in its sole discretion, have the authority to grant any Consultant or Non-Employee Director Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.

6.3        Terms of Options. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee, in its sole discretion, shall deem desirable:

(a)            Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock at the time of grant.

(b)            Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.

(c)            Exercisability. Subject to Section 4.4, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods or upon attainment of certain financial results), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. Unless otherwise determined by the Committee at grant, the Option agreement shall provide that (i) in the event the Participant engages in Detrimental Activity prior to any exercise of the Stock Option, all Stock Options held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Stock Option, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one year period commencing on the later of the date the Stock Option is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such date, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter). In the event that a written employment agreement between the Company and a Participant provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Award agreement, the vesting schedule in such employment agreement shall govern, provided that such agreement is in effect on the date of grant and applicable to the specific Award.

(d)            Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. Such notice shall be in a form acceptable to the Company and shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, the relinquishment of Stock Options or by payment in full or in part in the form of Common Stock owned by the Participant (for which the Participant has good title free and clear of any liens and encumbrances) based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee, in its sole discretion). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e)            Non-Transferability of Stock Options. No Stock Option shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as determined by the Committee, in its sole discretion. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred otherwise than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award agreement. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award agreement.

(f)            Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three (3) months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may, in its sole discretion, amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(g)            Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, Stock Options shall be evidenced by such form of agreement or grant as is approved by the Committee, and the Committee may, in its sole discretion (i) subject to Section 14.1(d), modify, extend or renew outstanding Stock Options granted under the Plan (provided that the rights of a Participant are not reduced without his or her consent and provided further that such action does not extend the Stock Option beyond its stated term), and (ii) accept the surrender of outstanding Stock Options (up to the extent not theretofore exercised) and authorize the granting of new Stock Options in substitution therefor (to the extent not theretofore exercised).

(h)            Repricings and Buyouts of Stock Options Prohibited. Notwithstanding any other provision of the Plan to the contrary, an outstanding Stock Option may not be modified to reduce the Exercise Price thereof nor may a Stock Option be surrendered, cancelled, converted, exchanged, replaced or bought out in exchange for cash, another Award or Exercisable Award with an Exercise Price that is less than the Exercise Price of the Stock Option (other than adjustments or substitutions in accordance with Section 4.2(b) hereof), unless such action is approved by the stockholders of the Company.

(i)            Other Terms and Conditions. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall, in its sole discretion, deem appropriate.

(j)            No Dividends or Dividend Equivalents. For Awards of Stock Options (i) until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends (except as provided in Section 4.2(b)) or any other rights as a stockholder will exist with respect to the shares of Common Stock subject to a Stock Option, notwithstanding the exercise of the Stock Option, (ii) subject to the terms of the Plan, including, without limitation, Section 16.6, the Company will issue (or cause to be issued) such shares of Common Stock promptly after the Stock Option is exercised, (iii) no adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Common Stock are issued, except as provided in Section 4.2(b) of the Plan, and (iv) no dividend equivalents shall be issued or paid with respect to any Stock Option.

ARTICLE VII
STOCK APPRECIATION RIGHTS

7.1        Tandem Stock Appreciation Rights. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option (a “Reference Stock Option”) granted under the Plan (“Tandem Stock Appreciation Rights”). In the case of a Non-Qualified Stock Option, such rights may be granted either at or after the time of the grant of such Reference Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of the grant of such Reference Stock Option.

7.2        Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee in its sole discretion, and the following:

(a)            Exercise Price. The exercise price per share of Common Stock subject to a Tandem Stock Appreciation Right shall be the exercise price of the Reference Stock Option as determined in accordance with Section 6.3(a).

(b)            Term. A Tandem Stock Appreciation Right or applicable portion thereof granted with respect to a Reference Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the Reference Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Tandem Stock Appreciation Right granted with respect to less than the full number of shares covered by the Reference Stock Option shall not be reduced until and then only to the extent the exercise or termination of the Reference Stock Option causes the number of shares covered by the Tandem Stock Appreciation Right to exceed the number of shares remaining available and unexercised under the Reference Stock Option.

(c)            Exercisability. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Reference Stock Options to which they relate shall be exercisable in accordance with the provisions of Article VI, and shall be subject to the provisions of Section 6.3(c).

(d)            Method of Exercise. A Tandem Stock Appreciation Right may be exercised by the Participant by surrendering the applicable portion of the Reference Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in this Section 7.2. Stock Options that have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Tandem Stock Appreciation Rights have been exercised.

(e)            Payment. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive up to, but no more than, an amount in cash and/or shares of Common Stock (as determined by the Committee, in its sole discretion, on the date of grant) equal in value to the excess of the Fair Market Value of one share of Common Stock over the Option exercise price per share specified in the Reference Stock Option agreement, multiplied by the number of shares in respect of which the Tandem Stock Appreciation Right shall have been exercised.

(f)            Deemed Exercise of Reference Stock Option. Upon the exercise of a Tandem Stock Appreciation Right, the Reference Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV of the Plan on the number of shares of Common Stock to be issued under the Plan.

(g)            Non-Transferability. Tandem Stock Appreciation Rights shall be Transferable only when and to the extent that the underlying Stock Option would be Transferable under Section 6.3(e) of the Plan.

7.3        Non-Tandem Stock Appreciation Rights. Stock Appreciation Rights may also be granted without reference to any Stock Options granted under the Plan (“Non-Tandem Stock Appreciation Rights”).

7.4        Terms and Conditions of Non-Tandem Stock Appreciation Rights. Non-Tandem Stock Appreciation Rights granted hereunder shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee in its sole discretion, and the following:

(a)            Exercise Price. The exercise price per share of Common Stock subject to a Non-Tandem Stock Appreciation Right shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Non-Tandem Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock at the time of grant.

(b)            Term. The term of each Non-Tandem Stock Appreciation Right shall be fixed by the Committee, but shall not be greater than 10 years after the date the right is granted.

(c)            Exercisability. Subject to Section 4.4, Non-Tandem Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. If the Committee provides, in its discretion, that any such right is exercisable subject to certain limitations (including, without limitation, that it is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such right may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion. Unless otherwise determined by the Committee at grant, the Award agreement shall provide that (i) in the event the Participant engages in Detrimental Activity prior to any exercise of the Non-Tandem Stock Appreciation Right, all Non-Tandem Stock Appreciation Rights held by the Participant shall thereupon terminate and expire, (ii) as a condition of the exercise of a Non-Tandem Stock Appreciation Right, the Participant shall be required to certify (or shall be deemed to have certified) at the time of exercise in a manner acceptable to the Company that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity, and (iii) in the event the Participant engages in Detrimental Activity during the one year period commencing on the later of the date the Non-Tandem Stock Appreciation Right is exercised or becomes vested, the Company shall be entitled to recover from the Participant at any time within one year after such date, and the Participant shall pay over to the Company, an amount equal to any gain realized as a result of the exercise (whether at the time of exercise or thereafter). In the event that a written employment agreement between the Company and a Participant provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Award agreement, the vesting schedule in such employment agreement shall govern, provided that such agreement is in effect on the date of grant and applicable to the specific Award.

(d)            Method of Exercise. Subject to whatever installment exercise and waiting period provisions apply under subsection (c) above, Non-Tandem Stock Appreciation Rights may be exercised in whole or in part at any time in accordance with the applicable Award agreement, by giving written notice of exercise to the Company specifying the number of Non-Tandem Stock Appreciation Rights to be exercised.

(e)            Payment. Upon the exercise of a Non-Tandem Stock Appreciation Right a Participant shall be entitled to receive, for each right exercised, up to, but no more than, an amount in cash and/or shares of Common Stock (as determined by the Committee, in its sole discretion, on the date of grant) equal in value to the excess of the Fair Market Value of one share of Common Stock on the date the right is exercised over the Fair Market Value of one share of Common Stock on the date the right was awarded to the Participant.

(f)            Non-Transferability. No Non-Tandem Stock Appreciation Rights shall be Transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all such rights shall be exercisable, during the Participant’s lifetime, only by the Participant.

7.5        Limited Stock Appreciation Rights. The Committee may, in its sole discretion, grant Tandem and Non-Tandem Stock Appreciation Rights either as a general Stock Appreciation Right or as a limited stock appreciation right (a “Limited Stock Appreciation Right”). Limited Stock Appreciation Rights may be exercised only upon the occurrence of a Change in Control or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. Upon the exercise of Limited Stock Appreciation Rights, except as otherwise provided in an Award agreement, the Participant shall receive in cash or Common Stock, as determined by the Committee, an amount equal to the amount (a) set forth in Section 7.2(e) with respect to Tandem Stock Appreciation Rights, or (b) set forth in Section 7.4(e) with respect to Non-Tandem Stock Appreciation Rights, as applicable.

7.6        Repricings and Buyouts of Stock Appreciation Rights Prohibited. Notwithstanding any other provision of the Plan to the contrary, an outstanding Stock Appreciation Right may not be modified to reduce the base price thereof nor may a Stock Appreciation Right be surrendered, cancelled, converted, exchanged, replaced or bought out in exchange for cash, another Award or Exercisable Award with a base or exercise price that is less than the base price of the Stock Appreciation Right (other than adjustments or substitutions in accordance with Section 4.2(b) hereof), unless such action is approved by the stockholders of the Company.

7.7        No Dividends or Dividend Equivalents. For Awards of Stock Appreciation Rights; (i) a Stock Appreciation Right does not confer upon a Participant the same rights as a shareholder, and therefore, no dividends will be issued or paid to a Participant with respect to such Stock Appreciation Right, except as provided in Section 4.2(b), and (ii) no dividend equivalents shall be issued or paid with respect to any Stock Appreciation Right, except as provided in Section 4.2(b).

ARTICLE VIII
RESTRICTED STOCK

8.1        Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall, in its sole discretion, determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 8.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, the Performance Goals specified in Exhibit A attached hereto) or such other factors as the Committee may determine, in its sole discretion.

Unless otherwise determined by the Committee at grant, each Award of Restricted Stock shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one-year period after, any vesting of Restricted Stock, the Committee may direct that all unvested Restricted Stock shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to the Fair Market Value at the time of vesting of any Restricted Stock that had vested in the period referred to above.

8.2        Awards and Certificates. Eligible Employees, Consultants and Non-Employee Directors selected to receive Restricted Stock shall not have any rights with respect to such Award, unless and until such Participant has delivered a fully executed copy of the agreement evidencing the Award to the Company and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:

(a)            Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b)            Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such other period as the Committee may specify) after the grant date, by executing a Restricted Stock agreement and by paying whatever price (if any) the Committee has designated thereunder.

(c)            Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Cross Country Healthcare, Inc. (the “Company”) 2020 Omnibus Incentive Plan (as the same may be amended or supplemented from time to time, the “Plan”) and an agreement entered into between the registered owner and the Company dated __________. Copies of such Plan and agreement are on file at the principal office of the Company.”

(d)            Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

8.3        Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions:

(a)            (i) Restriction Period. The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in a Restricted Stock Award agreement and such agreement shall set forth a vesting schedule and any events that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of performance goals pursuant to Section 8.3(a)(ii) below and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award. In the event that a written employment agreement between the Company and a Participant provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Award agreement, the vesting schedule in such employment agreement shall govern, provided that such agreement is in effect on the date of grant and applicable to the specific Award.

(ii)            Objective Performance Goals, Formulae or Standards. If the grant of shares of Restricted Stock or the lapse of restrictions is based on the attainment of performance criteria, the Committee shall establish the objective performance criteria and the applicable vesting percentage of the Restricted Stock Award applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date as otherwise determined by the Committee and while the outcome of the Performance Goals are substantially uncertain, as determined by the Committee in its sole discretion. Such performance criteria may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

(b)            Rights as a Stockholder. Except as provided in this subsection (b) and subsection (a) above and as otherwise determined by the Committee, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends shall be deferred until, and conditioned upon, the expiration of the applicable Restriction Period.

(c)            Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

ARTICLE IX
PERFORMANCE SHARES

9.1        Award of Performance Shares. Performance Shares may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall, in its sole discretion, determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, Performance Shares shall be awarded, the number of Performance Shares to be awarded to any person, the Performance Period during which, and the conditions under which, receipt of the Shares will be deferred, and the other terms and conditions of the Award in addition to those set forth in Section 9.2.

Unless otherwise determined by the Committee at grant, each Award of Performance Shares shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one-year period after the later of the date of any vesting of Performance Shares or the date of the Participant’s Termination, the Committee may direct (at any time within one year thereafter) that all unvested Performance Shares shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to any gain the Participant realized from any Performance Shares that had vested in the period referred to above. Except as otherwise provided herein, the Committee shall condition the right to payment of any Performance Share upon the attainment of objective performance goals established pursuant to Section 9.2(c) below and such other factors as the Committee may determine in its sole discretion.

9.2        Terms and Conditions. Performance Shares awarded pursuant to this Article IX shall be subject to the following terms and conditions:

(a)            Earning of Performance Share Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the performance goals established pursuant to Section 9.2(c) are achieved and the percentage of each Performance Share Award that has been earned.

(b)            Non-Transferability. Subject to the applicable provisions of the Award agreement and the Plan, Performance Shares may not be Transferred during the Performance Period.

(c)            Objective Performance Goals, Formulae or Standards. The Committee shall establish the objective performance criteria for the earning of Performance Shares based on a Performance Period applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period, or at such later date and while the outcome of the Performance Goals are substantially uncertain, as determined by the Committee in its sole discretion. Such performance criteria may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

(d)            Dividends. Unless otherwise determined by the Committee at the time of grant, amounts equal to any dividends declared during the Performance Period with respect to the number of shares of Common Stock covered by a Performance Share will not be paid to the Participant.

(e)            Payment. Following the Committee’s determination in accordance with subsection (a) above, shares of Common Stock or, as determined by the Committee in its sole discretion, the cash equivalent of such shares shall be delivered to the Eligible Employee, Consultant or Non-Employee Director, or his legal representative, in an amount equal to such individual’s earned Performance Share. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Share and/or subject the payment of all or part of any Performance Share to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(f)            Accelerated Vesting. Based on service, performance and/or such other factors or criteria, if any, as the Committee may determine, the Committee may, in its sole discretion, at or after grant, accelerate the vesting of all or any part of any Performance Share Award and/or waive the deferral limitations for all or any part of such Award.

ARTICLE X
OTHER STOCK-BASED AWARDS

10.1        Other Stock-Based Awards. The Committee, in its sole discretion, is authorized to grant to Eligible Employees, Consultants and Non-Employee Directors Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including, but not limited to, shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, performance units, dividend equivalent units, stock equivalent units, restricted stock units and deferred stock units. To the extent permitted by law, the Committee may, in its sole discretion, permit Eligible Employees and/or Non-Employee Directors to defer all or a portion of their cash compensation in the form of Other Stock-Based Awards granted under the Plan, subject to the terms and conditions of any deferred compensation arrangement established by the Company, which shall be in a manner intended to comply with Section 409A of the Code. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan.

Unless otherwise determined by the Committee at grant, each Other Stock-Based Award shall provide that in the event the Participant engages in Detrimental Activity prior to, or during the one-year period after the later of the date the Other Stock-Based Award is exercised (if applicable) or becomes vested, the Committee may direct (at any time within one year thereafter) that any unvested portion of such Award shall be immediately forfeited to the Company and that the Participant shall pay over to the Company an amount equal to any gain the Participant realized from any such Award that had vested in the period referred to above.

Subject to the provisions of the Plan, the Committee shall, in its sole discretion, have authority to determine the Eligible Employees, Consultants and Non-Employee Directors, to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. The Committee may also provide for the grant of Common Stock under such Awards upon the completion of a specified Performance Period.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of specified performance criteria (including, the Performance Goals specified in Exhibit A attached hereto) or such other factors as the Committee may determine, in its sole discretion. If the grant or vesting of an Other Stock-Based Award is based on the attainment of performance criteria, the Committee shall, in its sole discretion, establish the objective performance criteria and the applicable vesting percentage of the Other Stock-Based Award applicable to each Participant or class of Participants in writing prior to the beginning of the applicable Performance Period or at such later date while the outcome of the Performance Goals are substantially uncertain as otherwise determined by the Committee in its sole discretion. Such performance criteria may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances.

10.2        Terms and Conditions. Other Stock-Based Awards made pursuant to this Article X shall be subject to the following terms and conditions:

(a)            Non-Transferability. Subject to the applicable provisions of the Award agreement and the Plan, shares of Common Stock subject to Awards made under this Article X may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(b)            Dividends. Unless otherwise determined by the Committee at the time of grant, subject to the provisions of the Award agreement and the Plan, the recipient of an Award under this Article X shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by the Award.

(c)            Vesting. Any Award under this Article X and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award agreement, as determined by the Committee, in its sole discretion. In the event that a written employment agreement between the Company and a Participant provides for a vesting schedule that is more favorable than the vesting schedule provided in the form of Award agreement, the vesting schedule in such employment agreement shall govern, provided that such agreement is in effect on the date of grant and applicable to the specific Award.

(d)            Price. Common Stock issued on a bonus basis under this Article X may be issued for no cash consideration; Common Stock purchased pursuant to a purchase right awarded under this Article X shall be priced, as determined by the Committee in its sole discretion. The exercise or base price per share of Common Stock subject to an Other Stock-Based Award that is an Appreciation Award shall be determined by the Committee at the time of grant, but shall not be less than 100% of the Fair Market Value of a Common Stock at the time of grant.

(e)            Payment. Form of payment for the Other Stock-Based Award shall be specified in the Award agreement.

(f)            Repricings and Buyouts Prohibited. Notwithstanding any other provision of the Plan to the contrary, an outstanding Other Stock-Based Award that is an Exercisable Award may not be modified to reduce the base or exercise price thereof nor may such Other Stock-Based Award be surrendered, cancelled, converted, exchanged, replaced or bought out in exchange for cash, another Award or Exercisable Award with a base or exercise price that is less than the base or exercise price of such Other Stock-Based Award (other than adjustments or substitutions in accordance with Section 4.2(b) hereof), unless such action is approved by the stockholders of the Company.

ARTICLE XI
PERFORMANCE-BASED CASH AWARD

11.1        Performance-Based Cash Awards. The Committee shall have authority to determine the Eligible Employees and Consultants to whom, and the time or times at which, Performance-Based Cash Awards shall be made, the dollar amount to be awarded pursuant to such Performance-Based Cash Award, and all other conditions for the payment of the Performance-Based Cash Award.

Except as otherwise provided herein, the Committee shall condition the right to payment of any Performance-Based Cash Award upon the attainment of specified performance goals (including the Performance Goals) established pursuant to Section 11.2(c) and such other factors as the Committee may determine. The Committee may establish different Performance Goals for different Participants.

Subject to Section 11.2(c), for any Participant the Committee may specify a targeted Performance-Based Cash Award for a Performance Period (each an “Individual Target Award”). An Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of the Participant’s base pay, as a percentage of a bonus pool funded by a formula based on achievement of Performance Goals, or an amount determined pursuant to an objective formula or standard. The Committee’s establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level or any Individual Target Award be established for the Participant for any subsequent Performance Period or for any other Participant for that Performance Period or any subsequent Performance Period. At the time the Performance Goals are established (as provided in Section 11.2(c)), the Committee shall prescribe a formula to determine the maximum and minimum percentages (which may be greater or less than 100% of an Individual Target Award) that may be earned or payable based upon the degree of attainment of the applicable Performance Goals during the Performance Period. Notwithstanding anything else herein, the Committee may exercise negative discretion by providing in an Individual Target Award the discretion to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentages thereof) regardless of the degree of attainment of the performance goals; provided that, except as otherwise specified by the Committee with respect to an Individual Target Award, no discretion to reduce a Performance-Based Cash Award earned based on achievement of the applicable Performance Goals shall be permitted for any Performance Period in which a Change in Control occurs, or during such Performance Period with regard to the prior Performance Periods if the Performance-Based Cash Awards for the prior Performance Periods have not been paid by the time of the Change in Control, with regard to individuals who were Participants at the time of the Change in Control.

11.2        Terms and Conditions. Performance-Based Cash Awards shall be subject to the following terms and conditions:

(a)            Committee Certification. At the expiration of the applicable Performance Period, the Committee shall determine and certify in writing the extent to which the Performance Goals established pursuant to Section 11.2(c) are achieved and, if applicable, the percentage of the Performance-Based Cash Award that has been vested and earned.

(b)            Waiver of Limitation. In the event of the Participant’s Disability or death, or in cases of special circumstances, the Committee may waive in whole or in part any or all of the limitations imposed thereunder with respect to any or all of a Performance-Based Cash Award.

(c)            Performance Goals, Formulae or Standards. The Performance Goals for the earning of Performance-Based Cash Awards shall be established by the Committee in writing on or before the date the grant of Performance-Based Cash Award is made and while the outcome of the Performance Goals is substantially uncertain. Such Performance Goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including dispositions and acquisitions) and other similar type events or circumstances.

(d)            Payment. Following the Committee’s determination and certification in accordance with subsection (a) above, the earned Performance-Based Cash Award amount shall be paid to the Participant or his legal representative, in accordance with the terms and conditions set forth in the Performance-Based Cash Award agreement, but in no event, except as provided in the next sentence, shall such amount be paid later than the later of: (i) March 15 of the year following the year in which the applicable Performance Period ends (or, if later, the year in which the Award is earned); or (ii) two and one-half months after the expiration of the fiscal year of the Company in which the applicable Performance Period ends. Notwithstanding the foregoing, the Committee may place such conditions on the payment of all or any portion of any Performance-Based Cash Award as the Committee may determine and prior to the beginning of a Performance Period, the Committee may (A) provide that the payment of all or any portion of any Performance-Based Cash Award shall be deferred and (B) permit a Participant to elect to defer receipt of all or a portion of any Performance-Based Cash Award. To the extent applicable, any deferral under this Section 11.2(d) shall be made in a manner intended to comply with or be exempt from the applicable requirements of Section 409A of the Code. Notwithstanding the foregoing, the Committee may exercise negative discretion by providing in a Performance-Based Cash Award the discretion to pay an amount less than otherwise would be provided under the applicable level of attainment of the performance goals.

(e)            Termination. Unless otherwise determined by the Committee at the time of grant (or, if no rights of the Participant (or, in the case of his death, his estate) are reduced, thereafter), no Performance-Based Cash Award or pro rata portion thereof shall be payable to any Participant who incurs a Termination prior to the date such Performance-Based Cash Award is paid and the Performance-Based Cash Awards only shall be deemed to be earned when actually paid.

(f)            Non-Transferability. Subject to the applicable provisions of the Award agreement and the Plan, Performance-Based Cash Awards may not be Transferred prior to the payment thereof.

ARTICLE XII
TERMINATION

12.1        Termination. The following rules apply with regard to the Termination of a Participant.

(a)            Rules Applicable to Stock Option and Stock Appreciation Rights. Unless otherwise determined by the Committee at grant (or, if no rights of the Participant are reduced, thereafter):

(i)            Termination by Reason of Death, Disability or Retirement. If a Participant’s Termination is by reason of death, Disability or the Participant’s Retirement, all Stock Options or Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a one-year period from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights; provided, however, if the Participant dies within such exercise period, all unexercised Stock Options or Stock Appreciation Rights held by such Participant shall thereafter be exercisable, to the extent to which they were exercisable at the time of death, for a period of one year from the date of such death, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(ii)            Involuntary Termination Without Cause. If a Participant’s Termination is by involuntary termination without Cause, all Stock Options or Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days (or, solely for Non-Employee Directors, one year) from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options or Stock Appreciation Rights.

(iii)            Voluntary Termination. If a Participant’s Termination is voluntary (other than a voluntary termination described in Section 12.2(a)(iv)(2) below, or a Retirement), all Stock Options or Stock Appreciation Rights that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of 30 days (or, solely for Non-Employee Directors, one year) from the date of such Termination, but in no event beyond the expiration of the stated terms of such Stock Options or Stock Appreciation Rights.

(iv)            Termination for Cause. If a Participant’s Termination: (1) is for Cause or (2) is a voluntary Termination (as provided in subsection (iii) above) or a Retirement after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options or Stock Appreciation Rights, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.

(v)            Unvested Stock Options and Stock Appreciation Rights. Stock Options or Stock Appreciation Rights that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.

(b)            Rules Applicable to Restricted Stock, Performance Shares and Other Stock-Based Awards. Unless otherwise determined by the Committee at grant or thereafter, upon a Participant’s Termination for any reason: (i) during the relevant Restriction Period, all Restricted Stock still subject to restriction shall be forfeited; and (ii) any unvested Performance Shares or Other Stock-Based Awards shall be forfeited.

ARTICLE XIII
CHANGE IN CONTROL PROVISIONS

13.1        Benefits. In the event of a Change in Control of the Company, and except as otherwise provided by the Committee in an Award agreement or in a written employment or other similar agreement between the Company and a Participant, a Participant’s unvested Award shall not vest. In either event, a Participant’s Award shall be treated in accordance with one of the following methods as determined by the Committee in its sole discretion:

(a)            Awards, whether or not then vested by their terms or pursuant to Section 13.1(i), shall be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d), as determined by the Committee in its sole discretion, and restrictions to which any shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control (other than with respect to vesting pursuant to Section 13.1(i)) and the Restricted Stock or other Award shall, where appropriate in the sole discretion of the Committee, receive the same or other appropriate distribution as other Common Stock on such terms as determined by the Committee in its sole discretion; provided, however, that, the Committee may, in its sole discretion, decide to award additional Restricted Stock or other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation § 1.424-1 (and any amendments thereto).

(b)            The Committee, in its sole discretion, may provide for the purchase of any Awards by the Company or an Affiliate (or the cancellation and extinguishment thereof pursuant to the terms of a merger or other purchase agreement entered into by the Company) for an amount of cash equal to the excess of the Change in Control Price (as defined below) of the shares of Common Stock covered by such Awards, over the aggregate exercise price of such Awards. For purposes of this Section 13.1, “Change in Control Price” shall mean the highest price per share of Common Stock paid in any transaction related to a Change in Control of the Company.

(c)            The Committee may, in its sole discretion, provide for the cancellation of any Appreciation Awards without payment, if the Change in Control Price is less than the exercise price of such Appreciation Award.

(d)            Notwithstanding anything else herein, the Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an Award at the time of grant or at any time thereafter.

13.2        Change in Control. Unless otherwise determined by the Committee in the applicable Award agreement or other written agreement approved by the Committee, a “Change in Control” shall be deemed to have occurred:

(a)            upon any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b)            during any period of 2 consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)            the consummation of a merger or consolidation of the Company or a Subsidiary with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 35% of the combined voting power of the voting securities of the Company or such surviving entity or such surviving entity’s parent outstanding immediately after such merger or consolidation; or

(d)            upon the approval by the stockholders of the Company of a plan of complete liquidation of the Company or upon the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding anything herein to the contrary, with respect to any payment made on a Change in Control pursuant to a Section 409A Covered Award, a Change in Control shall not be deemed to occur unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code.

ARTICLE XIV
TERMINATION OR AMENDMENT OF PLAN

14.1        Termination or Amendment. Notwithstanding any other provision of the Plan, the Board or the Committee may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure compliance with any regulatory requirement referred to in Article XVI), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant and, provided further, without the approval of the stockholders of the Company in accordance with the laws of the State of Delaware and the exchange or system on which the Company’s securities are then listed or traded, to the extent required by the applicable provisions of Rule 16b-3, or, to the extent applicable to Incentive Stock Options, Section 422 of the Code, no amendment may be made that would:

(a)            increase the aggregate number of shares of Common Stock that may be issued under the Plan pursuant to Section 4.1 (except by operation of Section 4.2);

(b)            increase the maximum individual Participant limitations for a fiscal year under Section 4.1(b) (except by operation of Section 4.2);

(c)            change the classification of employees, directors or service providers eligible to receive Awards under the Plan;

(d)            other than adjustments or substitutions in accordance with Section 4.2, amend the terms of outstanding Awards to reduce the exercise price of outstanding Exercisable Awards or to cancel outstanding Exercisable Awards (where prior to the reduction or cancellation the exercise price equals or exceeds the fair market value of the shares of Common Stock underlying such Awards) in exchange for cash, other Awards or Exercisable Awards with an exercise price that is less than the exercise price of the original Exercisable Award;

(e)            extend the maximum option period under Section 6.3;

(f)            award any Exercisable Award in replacement of a canceled Exercisable Award with a higher base or exercise price, except in accordance with Section 6.3(g); or

(g)            require stockholder approval in order for the Plan to comply with, to the extent applicable to Incentive Stock Options, Section 422 of the Code.

In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws of the State of Delaware to increase the aggregate number of shares of Common Stock that may be issued under the Plan, decrease the minimum exercise price of any Exercisable Award, or to make any other amendment that would require stockholder approval under the rules of any other exchange or system on which the Company’s securities are listed or traded at the request of the Company.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV above or as otherwise specifically provided herein, no such amendment or other action by the Committee shall adversely impair the rights of any holder without the holder’s consent. Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award granted hereunder at any time without a Participant’s consent to comply with Section 409A of the Code or any other applicable law.

ARTICLE XV
UNFUNDED PLAN

15.1        Unfunded Status of Plan. The Plan is an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but that are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XVI
GENERAL PROVISIONS

16.1        Legend. The Committee may require each person receiving shares of Common Stock pursuant to an Award granted under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof and such other securities law-related representations as the Committee shall request. In addition to any legend required by the Plan, the certificates and/or book entry accounts for such shares may include any legend that the Committee, in its sole discretion, deems appropriate to reflect any restrictions on Transfer.

All certificates and/or book entry accounts for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may, in its sole discretion, deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any national securities exchange system upon whose system the Common Stock is then listed or quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

16.2        Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.3        No Right to Employment/Directorship/Consultancy. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant or other employee, Consultant or Non-Employee Director any right with respect to continuance of employment, consultancy or directorship by the Company or any Affiliate, nor shall they be a limitation in any way on the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his or her employment, consultancy or directorship at any time.

16.4        Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash hereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the advanced consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

16.5        No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

16.6        Listing and Other Conditions.

(a)            Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange or system. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.

(b)            If at any time counsel to the Company shall be of the opinion that any issuance, sale or delivery of shares of Common Stock pursuant to an Option or other Award is, or may in the circumstances be, unlawful, result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, or a violation by the Participant or the Company of any provisions of any rule or regulation of any governmental authority or any national securities exchange, the Company shall have no obligation to issue such shares of Common stock, make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, in the opinion of said counsel, such issuance, sale or delivery shall be lawful, will not result in the imposition of excise taxes on the Company and will not constitute a violation of any provisions of any rule or regulation of any governmental authority or any national securities exchange.

(c)            Upon termination of any period of suspension under this Section 16.6, any Award affected by such suspension that shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.

(d)            A Participant shall be required to supply the Company with any certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.

16.7        Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

16.8        Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

16.9        Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

16.10                  Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to any Awards hereunder.

16.11                  No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.

16.12                  Death/Disability. The Committee may in its sole discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may, in its discretion, also require the agreement of the transferee to be bound by all of the terms and conditions of the Plan.

16.13                  Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may, in its sole discretion, establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.

16.14                  Section 409A of the Code. Although the Company does not guarantee the particular tax treatment of an Award granted under this Plan, Awards made under this Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and this Plan and any Award agreement hereunder shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award granted under the Plan constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (a “Section 409A Covered Award”), it shall be paid in a manner that will comply with Section 409A of the Code. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code or this Section 15.14. Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to Section 409A Covered Awards:

(a)            A termination of employment shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. Notwithstanding any provision to the contrary in the Plan or the Award, if the Participant is deemed on the date of the Participant’s Termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Participant’s Separation from Service, and (ii) the date of the Participant’s death (the “Delay Period”). All payments delayed pursuant to this Section 15.14(a) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s Separation from Service or, if earlier, on the date of the Participant’s death.

(b)            Whenever a payment under a Section 409A Covered Award specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(c)            If under the Section 409A Covered Award an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

16.15                  Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.

16.16                  Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

16.17                  Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

16.18                  Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

16.19                  Reformation. If any provision regarding Detrimental Activity or any other provision set forth in the Plan or an Award agreement is found by any court of competent jurisdiction or arbitrator to be invalid, void or unenforceable or to be excessively broad as to duration, activity, geographic application or subject, such provision or provisions shall be construed, by limiting or reducing them to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.

ARTICLE XVII
EFFECTIVE DATE OF PLAN

On March 24, 2020, the Board approved and adopted the Plan in the form set forth herein subject to and effective upon stockholder approval of such plan at the 2020 Annual Meeting of Stockholders to be held on May 19, 2020.

ARTICLE XVIII
TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after March 24, 2030, but Awards granted prior to such date may extend beyond that date.

ARTICLE XIX
NAME OF PLAN

The Plan shall be known as the “Cross Country Healthcare, Inc. 2020 Omnibus Incentive Plan.”

EXHIBIT A

PERFORMANCE GOALS

Performance goals established for purposes of the grant or vesting of performance-based Awards of Restricted Stock, Other Stock-Based Awards and/or Performance Shares (“Performance Goals”) may be based on one or more of the following performance goals:

(a)	Earnings per share;

(b)	Operating income;

(c)	Operating profit margin;

(d)	Net income;

(e)	Pre-tax income;

(f)	Cash flow;

(g)	Gross profit;

(h)	Gross profit return on investment;

(i)	Gross margin return on investment;

(j)	Gross margin;

(k)	Working capital;

(l)	Earnings before interest and taxes;

(m)	Earnings before interest, tax, depreciation and amortization;

(n)	Return on equity;

(o)	Return on assets;

(p)	Return on capital;

(q)	Return on invested capital;

(r)	Net revenues;

(s)	Gross revenues;

(t)	Revenue growth;

(u)	Total shareholder return;

(v)	Economic value added;

(w)
Specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

(x)	Fair market value of the shares of the Company’s Common Stock;

(y)	Market share and/or market segment share;

(z)	Growth in value of investment in the Company’s Common Stock assuming the reinvestment of dividends; or

(aa)	Reduction in expenses.

Performance goals may also be based upon individual Participant performance goals, as determined by the Committee, in its sole discretion. In addition, such Performance Goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit or administrative department of the Company) performance under one or more of the measures described above relative to the performance of other corporations. The Committee may also: (i) designate additional business criteria on which the Performance Goals may be based; or (ii) adjust, modify or amend the aformentioned business criteria.

Except as otherwise determined by the Committee, the measures used in Performance Goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, without regard to any of the following unless otherwise determined by the Committee:

(a)            all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to restructurings, discontinued operations, and other special, unusual or non-recurring items, events or circumstances affecting the Company (or a Subsidiary, division, other operational unit or administrative department of the Company) or the financial statements of the Company (or a Subsidiary, division, other operational unit or administrative department of the Company), including events either not directly related to the operations of the Company (or a Subsidiary, division, other operational unit or administrative department of the Company) or not within the reasonable control of the Company’s (or a Subsidiary’s, division’s, other operational unit’s or administrative department’s) management;

(b)            all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by the Company (or a Subsidiary, division, other operational unit or administrative department of the Company) during the fiscal year or other applicable performance period; and

(c)            all items of gain, loss or expense for the fiscal year or other applicable performance period that are related to changes in accounting principles or to changes in applicable law or regulations.

To the extent any objective Performance Goals are expressed using any measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee.